Exhibit 5

WMS Industries Inc.
800 South Northpoint Boulevard
Waukegan, Illinois 60085
(847) 785-3000

December 13, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:    WMS Industries Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

I am the general counsel of WMS Industries Inc., a Delaware corporation (the “Company”), and I am rendering this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) that the Company proposes to file with the Securities and Exchange Commission for the purposes of registering under the Securities Act of 1933, as amended, the issuance by the Company of up to $6,500,000 of deferred compensation obligations (the “Obligations”), pursuant to the Company’s Non-Qualified Deferred Compensation Plan (the “Plan”).

In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Plan; (ii) the Registration Statement; (iii) the Company’s Restated Certificate of Incorporation, as amended; (iv) the Company’s amended and restated Bylaws; (v) proceedings of the Board of Directors of the Company; and (vi) such other documents, and I have made such examination of law, as I have deemed necessary or appropriate as a basis for the opinion set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and public officials.

Based upon and subject to the foregoing, I am of the opinion that the Obligations, when established pursuant to the terms of the Plan, will be duly authorized and will constitute valid and binding unsecured general obligations of the Company enforceable against the Company in accordance with the terms of the Plan, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditor’s rights generally and subject to general principles of equity (regardless of whether considered in equity or at law).

I consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and I further consent to the reference made to me under “Item 5. Interests of Named Experts and Counsel” contained therein. Please note that I am an officer of the Company and hold 2,500 shares of Common Stock and options to purchase an aggregate of 37,500 shares of Common Stock.

I am an attorney licensed to practice law in the State of Illinois. The law covered by the opinions expressed herein is limited to the laws of the State of Illinois and the corporate laws of the State of Delaware including the statutory provisions and all relevant provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Very truly yours,

/s/ Kathleen J. McJohn

Kathleen J. McJohn